Exhibit 99.1

Brookline Bancorp Announces Receipt of a Purported Class Action Complaint


    BROOKLINE, Mass.--(BUSINESS WIRE)--March 27, 2007--On February 28, 2007, Brookline Bank (the "Bank"), a wholly-owned subsidiary of Brookline Bancorp, Inc., received a complaint filed against it in the Superior Court for the Commonwealth of Massachusetts (the "Action") by Carrie E. Mosca. Ms. Mosca, an attorney, defaulted on a loan obligation on an automobile that she co-owned. She alleges that the form of notice of sale of collateral that the Bank sent to her after she and the co-owner became delinquent on the loan obligation did not contain information required to be provided to a consumer under the Massachusetts Uniform Commercial Code. The Action purports to be brought on behalf of a class of individuals to whom the Bank sent the same form of notice in connection with transactions documented as consumer transactions during the four year period prior to the filing of the Action. The Action seeks statutory damages, an order restraining the Bank from future use of the form of notice sent to Ms. Mosca, an order barring the Bank from recovering any deficiency from other individuals to whom it sent the same form of notice and attorneys' fees and costs. The Bank intends to vigorously defend the Action. Brookline Bancorp, Inc. is unable at this time to form an estimate of the loss, if any, that may arise from this matter.

    CONTACT: Brookline Bancorp, Inc.
             Paul R. Bechet, 617-278-6405
             Chief Financial Officer